MANAGEMENT AGREEMENT BETWEEN TRC ACQUISITION CORPORATION AND HARTAN, INC.


This Management Agreement made this 17th day of July, 1998 between TRC Acquisition Corp., a Georgia Corporation (Manager) and Hartan, Inc., a Texas Corporation (Developer), a wholly-owned subsidiary of Harvest Restaurant Group, Inc., a Texas Corporation.

                             "PRELIMINARY STATEMENT"
                             -----------------------

A. Pursuant to that certain Market Development Agreement dated July 17, 1998, between Hartan, Inc., a Texas Corporation as Developer and Licensee, and TRC Acquisition Corporation, a Georgia Corporation as licensor (the "Market Development Agreement"), Developer has been granted the right to use the "Rick Tanner's" System (hereinafter defined) and to develop and operate up to five (5) "Rick Tanner's" Restaurants (hereinafter defined) as the Franchised Sites (hereinafter defined); and

B.   Developer  and  Manager  desire  that  Manager   develop  up  to  five  (5)
     Restaurants and manage the restaurants in accordance with the terms set forth in the Market Development Agreement and this Management Agreement.

C.   NOW, THEREFORE, Developer and Manager agrees as follows:


                                   "ARTICLE 1"
                                   -----------

                                   DEFINITIONS

1.1 The following terms when capitalized in this Agreement shall have the specific meaning defined in this Article:

     1.1.1     Affiliate  -  means  any  business  entity  which  controls,   is
               controlled by, or is under common control with a party.

     1.1.2 Budgets - the reports, forecasts and projections developed pursuant to Section 4.2.

     1.1.3 Developer - Hartan, Inc. or the successor of Developer's interest with respect to this Agreement.

     1.1.4 Franchised Sites - real property to be selected and developed by Manager with approval of Developer and Licensor pursuant to the Market Development Agreement and one or more Unit Franchise Agreements.

     1.1.5 Gross Revenues - amounts actually received or receivable from all sales of every kind and nature from the Franchised Sites, including but not limited to, the sale of food, beverages and services, whether sold for consumption on or off the Premises, and receipts from food catering and any proceeds and/or condemnation awards received for loss of sales of business, all whether or a cash or charge sale, paid or unpaid, collected or uncollected, and further including sales from vending or amusement or entertainment machines. "Gross Revenues" shall not include (I) sales taxes, excise tax or cigarette or tobacco taxes collected from customers and paid to the appropriate taxing authority; or (ii) customer refunds, adjustments or credits; or
               (iii) free food and beverages provided at the Restaurants.

     1.1.6 Impositions - all taxes assessments, water, sewer or other similar rents, rates and charges, levies, licenses fees, inspection fees and other authorization fees and charges, which at any time may be assessed, levied, confined or imposed on the Restaurants or the operation thereof.

     1.1.7 Improvements - the buildings, structures (surface and subsurface) and other improvements now or hereafter located, on the Premises.

     1.1.8 Legal Requirements - all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directives and requirements of all governments and governmental authorities which now or hereafter, may be applicable to the Premises and the operation of the Restaurants.

     1.1.9 Manager - TRC Acquisition Corporation, or its successors with respect to this Agreement

     1.1.9     Management Fee - as defined in Section 6.1

     1.1.10 Operating Fund - a fund set up by Developer in the amount of $1,450,000 to be deposited in an account under the name of Developer to be used exclusively by Manager, in accordance with Budgets approved by Developer and Manager, for the licensing, construction, pre-opening expenses and operation of the Restaurants, pursuant of the Market Development Agreement and this Agreement.

     1.1.11 Operating Period - the period beginning with the opening of the first Restaurant and ending upon the expiration or termination this Agreement.


     1.1.12 Operating Year - the Operating Year shall coincide with and be identical to, the calendar year, except that the first Operating Year shall be partial year beginning on the Commencement Date and ending on the following December 31, and if this Agreement shall be terminated effective on a date other than December 31 in any year, then the partial year from January 1 of the year in which such termination occurs to such effective date of termination shall be treated as an Operating Year; references to "full
               Operating Years" shall mean those Operating Years which are coextensive with full calendar years and shall exclude any partial Operating Year at the beginning or the end of the term of this Agreement.

     1.1.13    Outside Commencement Date - July 27, 1998

     1.1.14 Premises - a collective term for the Franchised Sites and all Improvements, and Developer's interest therein, and any greater estate or interest hereafter acquired, together with all entrances, exists, rights of ingress and egress, easements, and appurtenances belonging or pertaining thereto.

     1.1.15    Pre-operating Budget - as defined in Section 3.5.

     1.1.16 Pre-operating Period - the period from the date hereof to the date of opening of each Restaurant.

     1.1.17 Restaurants - a collective term for the real and personal property, including accounts of any kind, comprising the development and operation of up to five (5) "Rick Tanner's Original Grill" rotisserie chicken restaurants to be located and operated at the Franchised Sites.

     1.1.18 "Rick Tanner's" System - system developed by TRC Acquisition Corporation, a Georgia corporation for the opening and operating of restaurants under franchise or license of the "Rick Tanner's" name and associated system.


                                  "ARTICLE II"
                                  ------------

                                      TERM

2.1 Term. The term of the Agreement shall commence no later than July 27, 1998 upon the full execution and delivery of this Agreement and funding of the Operating Fund (the "Commencement Date"). This Agreement shall have a Term until the earlier of (a) the completion of the merger between TRC Acquisition Corporation and Harvest Restaurant Group, Inc. and (b) the fifth anniversary date of the Commencement Date unless extended or sooner terminated as hereinafter provided. The last day on which this Agreement is in effect is called the "Term" or "Expiration Date".

                                  "ARTICLE III"
                                  -------------

                 MANAGER'S DUTIES - CONSTRUCTION AND PRE-OPENING

3.1 Manager Duties - Manager shall apply the Operating Fund substantially in accordance with the Capital Budget and Pre-Opening Budgets approved by Developer and so far as practicable in accordance with the individual store budgets and Sources and Uses of Funds forecast submitted to Developer as required under Section 4.2. Expenditures from the Operating Fund by Manager shall include expenditures for all necessary site procurement expenses, deposits, insurance, licenses and permits in connection with the Restaurants and this Agreement, construction of the Restaurants and implementation of pre-opening procedures such as training, testing, procurement and promotion as directed or required under Article III of this Agreement and the Unit Franchise Agreements for each such Restaurant and, together with funds from operations, for the continuous operation of the Restaurants under Article IV of this Agreement.

3.2.1 Construction of Improvements.

     3.2.1.1 Manager shall cause the Improvements to be constructed at the Franchise Site in accordance with Developer approved plans and Budgets to be charged against the Operating Fund. Upon approval of the Plans by the Manager and Developer, each party shall date and initial the Plans. Any material changes not reflected in the Plans shall require approval by Developer and Manager.

     3.2.1.2 Manager shall obtain from contractors and vendors guarantees upon all materials, equipment and workmanship of the Improvements found to be defective within one (1) year following the date of substantial completion.

     3.2.1.3 Developer shall have the right to participate in all progress meetings during the development and construction of the Restaurants and shall have access to all construction documents with respect to the Restaurants.

3.3 Construction Insurance and Indemnification - Manager shall cause all contractors and subcontractors to purchase and maintain in full force and effect, such insurance in addition to that otherwise required of Developer and Manager under this Agreement, as may be necessary to protect Developer and Manager from claims under worker's compensation acts and other employees benefits acts, for claims because of bodily injury, including death, and from claims for damage to property which arise out of the construction of the Improvements on or about the Premises.

3.4 Pre-opening Programs and Organization - In order to prepare the Restaurants for full operations, Manager shall render the following services to Developer during the Pre- opening Period, in substantial conformity to an approved Pre-opening Budget:

     3.4.1 Prepare and put into effect plans for the organization and effective operation for each Restaurant;

     3.4.1 Put into effect programs to secure approved vendors and suppliers to the Restaurants;

     3.4.3 Recruit and train the initial staff of the Restaurants through such training programs and other training techniques as shall be approved under the Unit Franchise Agreements;

     3.4.5 Prepare and carry out a program for the opening promotion for each Restaurant; and

     3.4.6 Coordinate operation of the Restaurants in order to maintain compliance with terms of Developer Agreement and the Unit Franchise Agreements.

3.5 Pre-Opening Budget - Manager shall prepare and submit for Developer's approval a pre- opening budget (the "Pre-opening Budget") covering (i) compensation of the employees of the Restaurants during the Pre-opening Period, (a) the training program during the Pre- opening Period, (iii) the sale and promotion program during the Pre-opening Period (iv) opening festivities, and (v) all other pre-opening costs and expenses. Unless otherwise authorized by Developer, Manager shall not exceed the amounts budgeted provided that Manager shall be entitled to allocate the amount budgeted with respect to any item in the Pre-opening Budget to other items budgeted therein. All costs and expenses shall be charged against the Operating Fund, it being understood that some of the said costs and expenses may be or may have been paid by Manager in which case Manager will be entitled to immediate reimbursement.

                                  "ARTICLE IV"
                                  ------------

                       MANAGER'S DUTIES - OPERATING PERIOD

4.1 Authority and Duties of Manager - Manager shall have the sole and exclusive right, authority, and obligation to develop, manage and operate the Restaurants as agent on behalf of Developer pursuant to the terms of the Agreement. Manager agrees that it shall manage and operate the Restaurants in a professional manner, generally in keeping with the standards of other "Rick Tanner's" restaurants, taking into account the size, location and character of the facility. Manager shall have authority and responsibility, subject to the provisions of the Agreement, the Market Development Agreement and Unit Franchise Agreements to (I) designate operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Restaurants and any other matters affecting operations and management; (ii) supervise and direct all phases of advertising, sales and business promotions for the Restaurants and (iii) carry out all programs contemplated by the Budgets approved by Developer. Developer agrees that it will cooperate reasonably with Manager to permit and assist Manager to carry out its duties hereunder. Nonetheless, Manager shall have the right and authority to appoint an employee manager, to manage the day-to-day operations of the Restaurants under the supervisory control of Manager.

4.2 Forecasts and Budgets - Manager will provide within 25 days of Commencement Date an overall plan for the expenditure of $1,450,000 Operating Fund pursuant to certain Budgets. These Budgets will include:

     4.2.1 a comprehensive Development Plan for up to five (5) "Rick Tanner's" Restaurants;

     4.2.2.    Capital  Budget  required  to  implement  the Market  Development
               Agreement;

     4.2.3     an Operating  Profit and Loss pro forma Budget for the  operating
               Year;

     4.2.4     a Source and Use of Funds forecast the next Operating Year; and

     4.2.5     individual Store Budgets (after the initial Operating Year).

4.3  Future Budgets - Manager shall submit to Developer, no less than forty-five
     (45) days in advance of each Operating Year after the first Operating Year supplementary Budgets for such Operating Year.

4.4 Approval of Budgets - Developer shall have the right to review and approve plans and Budgets within twenty-five (25) days of delivery. Unless
     Developer delivers written comments or criticisms within such time such submitted plan and/or Budgets shall be deemed approved.

4.5 Compliance with Budgets - Unless otherwise agreed by Developer, Manager shall at all times substantially comply with the applicable Budgets, provided, however, that Manager shall be entitled to allocate amounts budgeted with respect to any items in such approved Budget to another item budgeted therein so long as the total authorized expenditures authorized are not exceeded.

4.6 Personnel - All hourly store personnel will be employees of the Manager, provided that all direct expenses of such personnel shall be charged against the Operating Account.

4.7 Additional Responsibilities of Manager - Manager shall, in its own name or that of Developer, perform the following additional services, or cause the same to be performed for the Restaurants as a change against the Operating Account.

     4.7.1 enter into such contracts for furnishing of utilities and maintenance and other services to the Premises, as shall be reasonably necessary for the proper operation and maintenance thereof;

     4.7.2 subject to compliance with applicable Budgets make all repairs, decoration, revisions, alterations and improvements to the Restaurants as shall be reasonably necessary for the proper maintenance thereof in good order, condition and repair;

     4.7.3 purchase such operating equipment and supplies as shall be reasonably necessary for the proper operation of the Restaurants;

     4.7.4 apply for, and use its best effort to obtain and maintain all license and permits required of the Developers and/or Manager in connections with the operation and management of the Restaurants. Developer agrees to execute and deliver any and all applications and other documents as shall be reasonably required and to otherwise cooperate with Manager in applying for, obtaining and maintaining such licenses and permits;

     4.7.5. use its reasonable best efforts or cause to be done all such acts and things in and about the Restaurants as shall be reasonably necessary to comply with Legal Requirements, the terms of all insurance policies, and the Unit Franchise Agreements;

     4.7.6     pay all Impositions and insurance premiums, when due;

     4.7.7 subject to the prior written approval of Developer, retain or employ legal counsel for the Restaurants which legal counsel shall perform legal services under the direction of Manager and Developer.


                                    ARTICLE V
                                    ---------

                                    INSURANCE
                                    ---------

5.1  Coverage

     5.1.1 Required Insurance - The following insurance shall be secured and maintained by Manager with respect to the Restaurants at all times during the times during the term of this Agreement;

     5.1.1.1 All property insurance including fire, windstorm, flood, earthquake and other risks covered by extended coverage endorsements on the Improvements equal to the full replacement value thereof;

     5.1.1.2   All  risks  business  interruption  insurance,   including  fire,
               windstorm, flood, earthquake and other risks covered by extended coverage endorsements in amount no less than $50,000.00;

     5.1.1.3 Insurance against loss from the explosion of boilers, air conditioning systems, including refrigeration and operating appliances, pressure vessels and pressure pipes in an amount equal to the full replacement value of each item;

     5.1.1.4 Business interruption insurance against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems including refrigeration and heating appliances, pressure vessels and pressure pipes in the amount not less than $50,000.00;

     5.1.1.5. Commercial general liability insurance including coverage for personal injury and liquor liability, in an amount not less than $1,000,000.00 combined single limits per occurrence;

     5.1.1.6 Comprehensive crime insurance an amount equal to not less than $250,000.00;

     5.1.1.7 Statutory worker's compensation benefits and employee liability insurance;

     5.1.1.8 Insurance against such other insurable risks as Developer may, from time to time, reasonably require;

     5.1.2 Pre-opening Period - During Pre-opening Period the required insurance coverages shall be modified where appropriate (e.g. the policy required under clause (a) shall be a "builder's" all risk policy"), or shall be eliminated if the risks is not present during such period.

5.2  Policies and Endorsements

     5.2.1 Policies - All insurance provided for under the above Section 5.1 shall be effected by policies issued by insurance companies of sound and adequate financial responsibility. The party procuring such insurance shall deliver to the other party certificates of coverage with respect to all of the policies of insurance including existing, additional and renewal policies, and in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies to the other party not less than thirty (30) days after the respective dates of expiration. If Developer shall elect to procure any portion of the property insurance, it shall also deliver to Manager full copies of the policies under which such insurance is provided.

     5.2.2 Endorsements - All policies of insurance provided for under this Article shall have attached thereto to the extent available (i) an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to Developer and Manager, and (b) endorsement to the effect that no act or omission of Developer or Manager shall affect the obligation of the insurer to pay the full amount of any loss. All insurance policies required under Sections 5.1.1.5,
               5.1.1.6 and 5.1.1.7 shall include and endorsement to the effect that such insurance shall be primary to any similar insurance carried by Manager.

5.3 Waiver of Liability - Neither Manager and Developer shall assert against the other, and do hereby waive with respect to each other, against any other entity or person named as additional insured on any policies carried under this Article any claim for any losses, damages, liability or expenses (including attorneys fees) incurred or sustained by either of them on account of injury to persons or damages to property to the extent that they are covered by the insurance required under this Article. Each policy of insurance shall contain specific waiver of subrogation reflecting the provisions of this Section 5.3, and a provision to the effect that the insurance of the preceding waiver shall not effect the validity of any each policy or the obligation of the insurer to pay the full amount of any loss sustained.


                                   ARTICLE VI
                                   ----------

                                 MANAGEMENT FEE
                                 --------------


6.1  Management Fee

     In consideration for the performance whom direct set forth in the Agreement, Manager shall receive a management fee in an amount of (i) five percent (5%) of Gross Revenues ( "Management Fee"). The Management Fee shall be payable to Manager monthly, in arrears, the first payment becoming due and payable on the 15th day of the month following opening of the first Restaurant after the Commencement Date.

                                  ARTICLE V II
                                  ------------

                   ACCOUNTS WORKING FUNDS: RECORDS AND REPORTS
                   -------------------------------------------

7.1 Application of Operating Fund - Manager shall have authority to draw upon the Operating Fund for such purposes and in such amounts as shall have been approved by Developer under the applicable Budgets and for initial expenditures for the specific purpose of retaining suitable Premises locations approved by Developer provided such discretionary expenditures do not exceed an aggregate amount of $100,000.00.

7.2 Bank Accounts - Bank accounts for each Restaurant will be established at banking institutions mutually approved by Developer and Manager, such accounts to be in the name of Developer on which Manager shall have exclusive signature authority. Manager will deposit in such Restaurant Accounts all monies received from the operation of each Restaurant and shall disburse the same for the purposes set forth in the Budgets. Notwithstanding the foregoing, Manager shall be entitled to maintain such funds as it and Developer reasonably deem proper in house banks or in petty cash funds at the Restaurant. Manager may transfer funds from the Restaurant operating accounts to the Operating Fund from time to time for support of other Restaurants of Developer under this Agreement.

7.3 Audit or Review - Manager and Developer shall hire a firm of independent certified public accountants of recognized standing in the restaurant industry to review the assets employed in the operation of the Restaurants and the liabilities incurred in connection therewith and the results of the operations, and cash flows of the Restaurants during each year of this Agreement.

7.3 Developer's Right to Inspect and Review - Manager shall accord to Developer, its accountants, attorney and agents, the right to enter upon any part of the Restaurants at all times during the term of this Agreement for the purpose of examining or inspecting the same or examining and making extracts of the financial books and records of the Restaurants or for any other purpose which the Developer, in its discretion, shall deem necessary or advisable but same shall be done without materia disruption to the operation and business of the Restaurants..

                                  ARTICLE VIII
                                  ------------

                               TERMINATION RIGHTS
                               ------------------

8.1  Termination by Developer - If any one of the following events shall happen:

     8.1.1 if Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision this Agreement to be kept, observed performed by Manager, and such default shall continue for a period of thirty (30) days after notice thereby Developer to Manager;

     8.1.2 if Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay debts as they some due , make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or file answer admitting the material allegations of a petition filed against manager in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of completion jurisdiction, on the application of a creditor, adjudicating Manager a bankruptcy or insolvent or approving petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager or all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and effect for any period of sixty
               (60) consecutive days; or

     8.1.3 if a right of termination on the part of Developer shall have arisen under section 8.1 or 8.2; then Developer shall have the right to terminate this Agreement upon written notice to Manager given at any time following the occurrence of such event or if a period of grace is provided, then following the expiration of the applicable grace period, and if such event shall continuing, and this Agreement shall terminate upon the date specified therein.

8.2  Termination by Manager - If any one of the following events shall happen;

     8.2.1 the Developer shall fail to fund the Operating Fund by the Commencement Date or thereafter fail to transfer additional funds advanced to Developer for such purpose within five (5) days after such funds are available or thereafter fails or is unable upon 30 days written notice from Manager to fund all amounts necessary, in Manager's reasonable judgment, to continue the operations of any Restaurant as a going concern;

     8.2.2 the Developer shall fail to keep, observe or perform any other material covenant, agreement, term or provision of the Agreement be kept observed or performed by Developer, and such default shall continue for a period of thirty (30) days after notice thereof by Manager to Developer;

     8.2.3 if for any reason not caused by the act or omission of Manager, any required licenses for the sale of alcoholic beverages are at any time suspended, terminated or revoked and such suspension, termination or revocation shall continue for a period of sixty
               (60) consecutive days, or if, for any reason not caused by the act or omission of Manager the right to serve alcoholic beverages in any Restaurant shall otherwise be suspended for a period of sixty (60) consecutive days;

     8.2.4 if the Developer shall default under any mortgage, lease or similar encumbrance upon a Premises or apply for or consent to the appointment of a receiver, trustee or liquidator of Developer or of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay debts as they some due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or file answer admitting the material allegations of a petition filed against manager in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Developer a bankruptcy or insolvent or approving petition seeking reorganization of Developer or appointing a receiver, trustee or liquidator of Developer or all or a substantial part of its assets; or

     8.2.5 if any claim is made successfully prosecuted to the effect that the Developer is liable for the obligations of its parent corporation shareholder;

8.3 Curing Defaults - Any default of Manager under clause (a) of Section 8.1 or the Developer under Section 8.2, as the case may be, which is susceptible of being cured, shall not constitute a basis or termination if the nature of such default shall not permit it to be cured within the grace period allotted, provide that within such grace period other Manager or Developer shall have commenced to cure such default and shall proceed to complete the same with reasonable diligence.

8.4 Option to Terminate Agreement or Transfer Restaurants upon Failure of Merger or Developer Default.

     8.4.1. In the event of uncured default by Developer under this Agreement or the Market Development Agreement or Unit Franchise Agreements for the Restaurants, Manager shall have the option to purchase the Restaurants and the associated Premises at a price equal to the aggregate funds deposited in the Operating Fund plus Manager's indemnification of Developer from liabilities directly associated with the Restaurants. The exercise of such option shall be without limitation upon other remedies provided for in this Agreement, the Market Development Agreement or Unit Franchise Agreements for the Restaurants. Such option shall be exercised by written notice within 15 days after the earlier of termination of merger discussions or a binding merger agreement or expiration of the time for consummation of such agreement without such a merger or expiration of the period for cure of any default by Developer under this Agreement. If such option is exercised, such transfers shall be closed within 30 days after notice of exercise. Such option may be exercised, at Manager's option, against the assets of the Restaurants and associated Premises or all stock of the Developer, for which limited purpose the shareholder of Developer joins in this Agreement.

     8.4.2. In the event that Manager and Harvest Restaurant Group, Inc. shall not complete a proposed merger on or before the outside date for consummation set forth in a binding merger agreement, including any permitted or agreed extensions, Developer shall have the option to require Manager to purchase the Restaurants and the associated Premises at a price equal to the aggregate funds deposited in the Operating Fund plus Manager's indemnification of Developer from liabilities directly associated with the Restaurants after the date of such transfer. Such option shall be exercised by written notice within 15 days after the earlier of termination of merger discussions or a binding merger agreement or expiration of the time for consummation of such agreement without such a merger. If such option is exercised, such transfers shall be closed within 30 days after notice of exercise. Such option may be exercised, at Manager's option, against the assets of the Restaurants and associated Premises or all stock of the Developer, for which limited purpose the shareholder of Developer joins in this Agreement.


8.5 Effect of Termination - The termination of this Agreement under the provisions of this Article VIII shall not affect the rights of the terminating party with respect to any damages it has suffered as result of any breach of this Agreement, nor shall it affect the rights of either party with respect to liability or claims accrued, or arising out of event recurring prior to the date of termination nor under any other agreement to which they or either of them are a party.

8.6 Remedies Cumulative - Neither the right of termination nor the right to sue for damages nor any other remedy available to either party hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity.

8.7  Developer Financial Responsibility.

     8.7.1 By Developer - Developer shall be responsible for and shall indemnify and hold harmless Manager, and its Affiliates harmless from all costs, expenses, claims and liabilities, including reasonable attorneys' fees arising or resulting from the expenses of constructing and operating the Restaurants to the extent not covered by the Operating Fund and funds from operations and from breach of Developer's requirements as outlined in this Agreement.

9.2  Assignment

     9.2.1     Prohibited  Assignments  - Except as  provided  in the  following
               Section 9.2.2, and as otherwise provided herein, Manager may not assign this Agreement without the prior written consent of the Developer, which consent may not be unreasonably withheld. It is understood and agreed that any consent granted by the Developer to any such assignment shall not be deemed a waiver of the covenant herein against assignment in any subsequent case. Except as otherwise provided in Section 9.2.2, no assignment of this Agreement shall operate to release Manager from any of its obligations under this Agreement. Except as provided in the following Section 9.2.2, and as otherwise provided herein, Developer may not assign this Agreement without the prior written consent of the Manager, which consent may be withheld by the Manager's sole discretion. It is understood and agreed that any consent granted by the Manager to any such assignment shall not be deemed a waiver of the covenant herein against assignment in any subsequent case. Except as otherwise provided in Section 9.2.2, no assignment of this Agreement shall operate to release Manager or Developer from any of their respective obligations under this Agreement

     9.2.2 Permitted Assignments - Manager or Developer, without the consent of the other, shall have the right to assign this Agreement to any Affiliate or to any entity which may become an Affiliate as a result of a related transaction, or to any successors or assigns that may result from any merger, consolidation, reorganization, or to a corporation or other entity which shall acquire all or substantially all of the business and assets of Manager or Developer, or to any company or entity which shall succeed to Manager's or Developer's business in respect to managing and operating restaurants provided that such successor or assignee has a net worth of at least $1,000,000.00.

9.4 Successor and Assigns - subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties herein their heirs, legal representatives, successors and assigns.

                                    ARTICLE X
                                    ---------

                               DAMAGE, DESTRUCTION
                               -------------------

10.1 In the event of casualty to the Premises, Manager shall have authority to adjust losses and shall repair or rebuild to the extent necessary or proper to continue operation of the effected Premises provided (a) Developer shall approve any such expenditure that shall exceed the sum of proceeds of insurance payable upon the loss plus budgeted capital improvements and repairs for such Premises, (b) sums approved by Developer, proceeds of insurance upon the loss and budgeted capital improvements and repairs are sufficient to accomplish such repairs or restoration, and (c) such repairs or restoration can be accomplished in compliance with the terms of the terms of the Unit Franchise Agreement and any applicable mortgage, lease, ground lease or similar encumbrance affecting such Premises.

                                  "ARTICLE XI"
                                  ------------

                                   INDEMNITIES
                                   -----------

11.1 Indemnities

     11.1.1 Indemnification of Manager - Developer shall indemnify and hold harmless Manager from and against any and all actions, suits, claims, penalties, losses, damages and expenses including reasonable attorneys' fees, based upon or arising out of Manager's performance of its services hereunder, or out of any occurrence or event happening in or out of the Restaurants or occurring in connection with the operating or development thereof, or with respect to the pre-opening activities hereunder, including any alleged violation of any Legal Requirement (collectively "Claims"), except to the extent such Claims are based upon Manager's primary negligence, willful misconduct or failure to act in good faith, and except to the extent that such Claims are covered by an insurance policy maintained with respect to the Restaurants from which proceeds are payable to Manager.

     11.1.2 Indemnification of Developer - Manager shall indemnify and hold Developer harmless from and against any and all Claims which Developer may suffer, sustain or incur arising from, or based upon Manager's primary negligence, willful misconduct, failure to act in good faith, except to the extent such Claims are covered by any insurance policy maintain with respect to the Restaurants from which proceeds are payable to Developer.

     11.1.3    Indemnified  Parties - The  indemnities  provided in this Section
               11.1 shall run to the benefit of both Manager and the Developer and their respective Affiliates and the directors, partners, members, agents, officers and employee of the Manager and the Developer and their respective Affiliates.

     11.1.4 Expenses Pending Determination - Pending the resolution of any question as to whether Manager or any of its Affiliates o r any of its officers, employees, are entitled to indemnification under this Section 11.1, Manager shall be authorized to pay from the Restaurant accounts and Operating Fund all expenses or defending or handling any Claim, provided that Manager will reimburse Developer for all such expenses to the extent ultimately determined that such entities or persons are not entitled to indemnification hereunder.

                                 "ARTICLE XII"
                                 -------------

                                  MISCELLANEOUS
                                  -------------


12.1 Restaurant Names - The Restaurants shall be known as "Rick Tanner's" or by such trade name as may from time to time be mutually approved by Manager and Developer Franchise Agreement. In the event of any breach of any covenant under this Section 12.1, Manager, in addition to any remedies available to it hereunder, or at law or in equity shall have the right to an injunction.

12.2 Area  Restriction  - During  the term of this  Agreement,  Manager  and its
     Affiliates shall not own, lease, operate, franchise or license any Restaurant under the "Rick Tanner's" name or otherwise within a five-mile radius of any Restaurant being managed under this Agreement.

12.3 Manager's Retained Rights - Manager and its Affiliates shall retain the right to own, have an ownership interest in, develop, operating and license, sell or rent restaurants, wherever located except as set forth in
     Section 12.2 and nothing else in this Agreement or by law shall prohibit or limit Manager or its Affiliates from engaging in such activities. The parties expressly agree that Manager shall not be bound to subject to this Agreement or advise the Developer of any business opportunities whatsoever under the doctrine of "corporate opportunities" nor shall this agreement be construed as creating a fiduciary relationship between the parties hereto; such relationship being strictly contractual in nature.

12.4 Notices - Except as otherwise stated within this Agreement, all notices hall be given in writing and be delivered personally, by certified, express or registered mail, by an overnight delivery services e.g., Federal or Airborne Express, or via telecopier, postage prepaid, addressed to the party to be notified at the respective addresses set forth ? Each other address or addresses as the parties may from time to time designate in writing. Notice delivered personally or sent by overnight delivery service accordance with the foregoing shall be deemed via certified express or registered mail to accordance with the foregoing shall be deemed days after being deposited in the U.S. Mail, and notices sent via telecopier shall be deemed given to :


to Developer:

                    Harvest Restaurant Group, Inc.
                    Attention: William Gallagher, Chairman
                    1250 Northeast Loop 410
                    Suite 335
                    San Antonio, Texas 78209

with a copy to:

                    Timothy N. Tuggey, Esq.
                    Rosenberg, Tuggey, Agather, Rosenthal & Rodriguez 140 East Houston Street, 2nd Floor
                    San Antonio, Texas 78205

to Manager:
                    "Rick Tanner's" Restaurants
                    Attention: Clyde Culp, Chairman and
                    Tim Robinson, Chief Financial Officer
                    2662 Holcomb Bridge Road, #320
                    Alpharetta, Georgia  30202

with a copy to:

                    Robert W. Scholz, Esq.
                    Dietrick, Evans, Scholz & Williams, LLC
                    3490 Piedmont Road, Suite 1500
                    Atlanta, Georgia 30305

12.5 No Lease, Partnership or Joint Venture - Nothing contained in this Agreement shall be construed to be or create a lese, partnership, joint venture between the Developer, its successors or assigns, on the one part, and Manager, its successor and assigns, on the other part.

12.6 Modification and Changes - This Agreement cannot be changed or modified except by another agreement in writing signed by the party to be charged therewith, or by its duly authorized agent and agreed to by all parties of the Agreement

12.7 Understandings and Agreement - This Agreement constitutes all of the understandings and agreements whatsoever of any nature between the parties with respect to Manager's management of the Restaurant. The parties each acknowledge, represent and agree that in entering into this Agreement, they are not relying upon any representation, promise or inducement of the other party (or of any officer, agent, employee, representative or attorney for any other party). This Agreement is not dependent upon, nor based upon the inducement of, nor shall it create any implied obligation with respect to a certain letter of intent regarding a proposed merger between Manager and the shareholder of Developer, nor any other considerations except as expressly stated herein.

12.8 Headings - The Article and Section heading contained herein are for convenience and reference only and are not intended to define, limit or extend the scope or intent of any provision of this Agreement.

12.9 Consents - Except as specified otherwise provided in this Agreement, each party agrees that it will not unreasonably withhold any consent approval requested by the other party pursuant to the terms of the Agreement, and that any such consent approval shall not be unreasonably delayed or qualified.

12.10 Survival of Covenants - Any Section of terms or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any termination.

12.11 Third Parties - None of the agreements hereunder of either party shall run to or be enforceable by any party other than a party to or deriving rights hereunder as a result of an assignment permitted pursuant to the terms hereof.

12.12 Waivers - No failure by Manager or Developer to insist upon the strict performance of any covenant, agreement, term, or condition of this Agreement or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or conditions, covenant, agreement, term or condition of this Agreement and no breach thereof shall be waiver or modified except by written instrument. No waiver of any breach shall affect or alter this provision.

12.13 Severability - Any provision of this Agreement prohibited by law or by court decree in any locality or state shall be ineffective to the event or with prohibition without in any way invalidating or affecting the remaining provisions of this Agreement without invalidating or affecting the provision of this Agreement within the states of localities ? prohibited or otherwise invalidated by law or by court decree. Further, in the event, that any provision of this Agreement shall be held unenforceable by virtue of its scope, but may be made enforceable by duration thereof if, such provision shall be deemed to be amended to the minimum extent necessary / enforceable under the laws of the jurisdiction in which enforcement is sought.

12.14 Applicable Law - This Agreement shall be deemed made and accepted in Georgia and shall also be construed and interpreted, and be governed by, the laws of the State of Georgia.

12.15 Investment Acknowledgment and Notice - Developer acknowledges that the rights and interests of the parties to this Agreement, and associated agreements for development and operation of the Restaurants have not been registered as a security with the Federal or any state government, that Developer is a sophisticated investor and has had and fully availed itself of the opportunity to evaluate the facts and merits of this Agreement and such other agreements and that to the extent this Agreement, alone or together with such other agreements, may be construed as an investment contract or other security, Developer has acquired its interests for investment for its own account, with the intent of holding such interests for investment and without the intent of participating directly or indirectly in a distribution of such securities. To the extent applicable to this Agreement, alone or in conjunction with other Agreements: THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE
     SECTION 10-5-9 OF THE 'GEORGIA SECURITIES ACT OF 1973,' AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the dates set forth below.


                        - signatures on following page -

                                          TRC ACQUISITION CORPORATION



Date:  July 17, 1998                      By: /s/ Clyde E. Culp III
     -----------------                       -----------------------------------
                                             Chairman

                                             CORPORATE SEAL


                                          Attest:
                                                 -------------------------------
                                                 Secretary


                                          HARTAN, INC.
                                          BY: HARVEST RESTAURANT GROUP, INC., as
                                              Incorporator



Date: July 17, 1998                        By:
     ----------------                        -----------------------------------
                                             Chairman

                                             CORPORATE SEAL


                                          Attest:
                                                 -------------------------------
                                                 Secretary


Consent and Agreement to Section 8.4:

                                          HARVEST RESTAURANT GROUP, INC.


Date: July 17, 1998                       By:
     ----------------                        -----------------------------------
                                             Chairman

                                             CORPORATE SEAL


                                          Attest:
                                                 -------------------------------
                                                 Secretary
                                       20